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                                             Exhibit 12

                                      WPS Resources Corporation
                               Ratio of Earnings to Fixed Charges and
                     Ratio of Earnings to Fixed Charges and Preferred Dividends
                                                                                                            1999         1998
                                                      1998       1997      1996      1995       1994      6 months     6 months
                                                      ----       ----      ----      ----       ----      --------     --------
EARNINGS
   Net income                                        46,631     55,809    52,885    60,634     58,122       32,793       28,417
   Federal and State income taxes                    23,445     31,106    27,216    34,023     32,602       17,502       15,019
                                                    -------    -------   -------   -------    -------       ------       ------

   Net pretax income                                 70,076     86,915    80,101    94,657     90,724       50,295       43,436

   Fixed charges                                     35,448     37,975    36,400    36,270     35,755       18,052       17,943
   Subtract preference dividend
      requirement                                    (5,232)    (5,233)   (5,235)   (5,235)    (5,235)      (2,599)      (2,618)
                                                    -------    -------   -------   -------    -------       ------       ------


      Total earnings as defined                     100,292    119,657   111,266   125,692    121,244       65,748       58,761

FIXED CHARGES
   Interest on long-term debt,
     incl. related amort                             23,987     26,273    25,494    26,839     27,404       12,741       12,722
   Other interest                                     4,827      4,910     3,922     2,677      1,856        1,981        1,953
   Interest factor applicable to rentals              1,402      1,559     1,749     1,519      1,260          731          650
                                                    -------    -------   -------   -------    -------       ------       ------
      Fixed charges before preferred
          dividend requirement                       30,216     32,742    31,165    31,035     30,520       15,453       15,325


      Ratio of earnings to fixed charges
           before preferred dividend requirement       3.32       3.65      3.57      4.05       3.97         4.25         3.83

   Preferred Dividends (gross-up)
      --     see below                                5,232      5,233     5,235     5,235      5,235        2,599        2,618

      Total fixed charges including
           Preferred Dividend                        35,448     37,975    36,400    36,270     35,755       18,052       17,943

      Ratio -- including Preferred Dividend            2.83       3.15      3.06      3.47       3.39         3.64         3.27

   _______________________________________________
   Preferred Dividends Calculation:

      Preferred Dividends                             3,132      3,133     3,134     3,134      3,134        1,556        1,567

      Tax Rate                                       40.135%    40.135%   40.135%   40.135%    40.135%      40.135%      40.135%
                                                     ------     ------    ------    ------     ------       ------       ------
      Preferred Dividends (grossed up)                5,232      5,233     5,235     5,235      5,235        2,599        2,618
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